CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Federated Tax-Free Money Market Fund (formerly, Tax-Free Investments Trust) in Post-Effective Amendment Number 110 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust and to the incorporation by reference of our report, dated May 17, 2010, on Tax-Free Money Market Fund (one of the portfolios comprising Money Market Obligations Trust) included in the Annual Shareholder Report for the fiscal year ended March 31, 2010.

  /s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 21, 2010